Exhibit 16.1

November 15, 2018

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K for the event that occurred on November 9, 2018, of Yew Bio-Pharm Group, Inc. and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas